Exhibit 5(b)

CERTIFICATE NO.	__ SHARES
_____

ING CLARION GLOBAL REAL ESTATE INCOME FUND
Organized Under the Laws of The State of Delaware
Common Shares of Beneficial Interest
$.001 Par Value Per Share

Cusip No. 449788108

This certifies that Cede & Co. is the owner of ________ fully paid and non-assessable Common Shares of Beneficial Interest, $.001 par value per share, of ING Clarion Global Real Estate Income Fund (the "Trust") transferable only on the books of the Trust by the holder thereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be subject to all of the provisions of the Trust, as amended from time to time, to all of which the holder by acceptance hereof assents.  This Certificate is not valid unless counter-signed by the Transfer Agent and Registrar.

A statement in full, of all the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of each class authorized to be issued, will be furnished by the Trust to any shareholders upon request and without charge.

IN WITNESS WHEREOF, the Trust has caused this Certificate to be signed by its duly authorized officers this ____ day of ____________.

THE BANK OF NEW YORK	ING CLARION GLOBAL REAL ESTATE INCOME FUND
As Transfer Agent and Registrar

By:	By:
Authorized Signature		President and Chief Executive Officer

Attest:
Secretary

FOR VALUE RECEIVED, _____________________ hereby sells, assigns and transfers unto ___________________________________________________

______________________________________________________________ Common Shares of Beneficial Interest represented by this Certificate, and do hereby irrevocably constitute and appoint

______________________________ Attorney to transfer the said Shares on the books of the within named Trust with full power of substitution in the premises.

Dated: _____________________________

In presence of:

__________________________________________________________________

Common Shares of Beneficial Interest evidenced by this Certificate may be sold, transferred, or otherwise disposed of only pursuant to the provisions of the Trust's Amended and Restated Agreement and Declaration of Trust and the Trust's Statement of Preferences.

The Trust will furnish to any shareholder, upon request and without charge, the Trust's Amended and Restated Agreement and Declaration of Trust and a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series of capital stock of the Trust authorized to be issued, so far as they have been determined. and the authority of the Board of Trustees to determine the relative rights and preferences of subsequent classes or series. Any such request should be addressed to the Secretary of the Trust.

Unless this certificate is presented by an authorized representative of The Depository Trust Company. a New York corporation (“DTC”), to the Trust or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or to such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.